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Exhibit 10.38

FIRST AMENDMENT TO AGREEMENT REGARDING
ACQUISITION, CONVERSION AND SALE OF VEHICLES

        This First Amendment to Agreement Regarding Acquisition, Conversion and Sale of Vehicles (the "Amendment") is made by and between Inland Kenworth, Inc., a California corporation ("Inland"), Westport Innovations, Inc., an Alberta corporation, Westport Fuel Systems, Inc., a Delaware corporation ("WFSI" and collectively, "Westport"), and Clean Energy Finance, LLC, a California limited liability company ("Clean Energy"). All of the foregoing will be collectively referred to herein as the "Parties." The "Effective Date" of this Amendment is July 15, 2007, and it is entered into in Montebello, California.

RECITALS

A.
Any and all capitalized terms or phrases in this Amendment shall have the same meaning as they are defined in the Agreement.

B.
The Parties previously entered into a contract entitled Agreement Regarding Acquisition, Conversion and Sale of Vehicles dated July 21, 2006 (the "Agreement") which set forth the terms and conditions upon which Inland would acquire and deliver to Westport up to 125 model year 2007 T800 diesel tractors (the "Vehicles") for conversion to Liquid Gas Technology ("LNG").

C.
Under the terms of the Agreement, Clean Energy agreed to pay certain deposits towards an agreed upon Vehicle Purchase Price for each of the Vehicles and was required to purchase any of the Vehicles which remained unsold by Inland after 180 days from delivery of those Vehicles to Inland for conversion by Westport to LNG operation.

D.
As of the Effective Date of this Agreement, forty (40) of the Vehicles delivered to Inland have remained unsold for 180 days or more thereby obligating Clean Energy to pay Inland the full remaining Vehicle Purchase Price for such Vehicles as that phrase is defined in the Agreement.

E.
The Parties desire to modify the terms of the Agreement, in part, to provide for an extension of time before Clean Energy is required to satisfy its obligations to pay Inland the full remaining Vehicle Purchase Price for each of the Vehicles which have been delivered to Inland but remain unsold for more than 180 days.

AGREEMENT

        In consideration of the foregoing Recitals, and of the covenants and conditions set forth below, the Parties agree as follows:

        1.     Recitals.    The recitals set forth above are incorporated by this reference as a part of the Agreement between the Parties.

        2.     Modification to Paragraph 11 of the Agreement.    Paragraph 11 of the Agreement is hereby modified to provide for the following:

          a)    Clean Energy hereby agrees to and shall pay Inland the sum of Sixty Thousand Dollars ($60,000.00 U.S.) as an additional deposit for each of the Vehicles which have been delivered to Inland or which may be delivered to Inland in the future and which remain unsold for a period of one hundred eighty (180) days from the date of delivery of such Vehicles to Inland. Currently, forty-eight (48) of such Vehicles exist. Concurrently with its delivery of an executed counterpart of this Amendment to Inland, Clean Energy shall pay Inland additional deposits towards the Vehicle Purchase Price for each of the forty-eight (48) Vehicles currently remaining unsold for more than one hundred and eighty (180) days in the sum of Two Million, Eight Hundred and Eighty Thousand Dollars ($2,880,000.00 U.S.);

          b)    As additional Vehicles are delivered to Inland and remain unsold for a period of one hundred eighty (180) days, Clean Energy shall pay Inland an additional deposit for each such delivered Vehicle equal to Sixty Thousand Dollars ($60,000.00 U.S.) per vehicle within five (5) business days of Clean Energy's receipt of a request for such payment from Inland;

          c)     Clean Energy shall continue to make interest payments to Inland on the first day of each calendar month on any remaining portion of the Vehicle Purchase Price of the Vehicles after application of the above-described additional deposits in accordance with paragraph 11(b) of the Agreement; and,

          d)    To the extent that any of the Vehicles still remain unsold at 365 days after their delivery to Inland and the full Vehicle Purchase Price for such vehicles has not been previously paid to Inland, within five (5) business days of receipt of an invoice from Inland for the full remaining Vehicle Purchase Price, Clean Energy shall pay Inland that sum. In the event that Clean Energy fails to pay Inland the full remaining balance of the Vehicle Purchase Price for each such vehicle remaining unsold after 365 days from their delivery to Inland and fails to pay in response to the foregoing invoices, Inland shall be entitled to immediately apply any and all deposit funds it has received from Clean Energy to the Vehicle Purchase Price and to then offer any remaining unsold vehicles for sale in the open market. In such case, all proceeds from the sale of the Vehicles at that time shall belong to Inland. Any excess amounts received by Inland that exceed the Vehicle Purchase Amount shall be paid to Clean Energy within 5 business days of receipt by Inland.

        3.     Incorporation of Remaining Terms.    Except as provided for above, all of the remaining terms and provisions of the Agreement shall remain in full force and effect and apply equally to this Amendment.

        4.     Counterparts and Facsimile Execution.    This Amendment may be executed in any number of counterparts, each of which, when so executed and delivered, shall be deemed an original, and all of which taken together shall constitute but one and the same agreement. Delivery of an executed counterpart of this Amendment by facsimile shall be equally as effective as delivery of a manually executed counterpart. Any party hereto delivering an executed counterpart of this Amendment by facsimile shall also deliver a manually executed counterpart, but the failure to do so shall not affect the validity, enforceability or binding effect of the counterpart executed and delivered by facsimile.

SIGNATURES

        IN WITNESS WHEREOF, the Parties hereto have executed this Amendment as of the Effective Date first noted above.

WESTPORT INNOVATIONS, INC.		WESTPORT FUEL SYSTEMS, INC.
By:	/s/ J. MICHAEL GALLAGHER	By:	/s/ J. MICHAEL GALLAGHER
Name:	J. Michael Gallagher	Name:	J. Michael Gallagher
Title:	President & COO	Title:	President & COO

By:	/s/ G. WILLIAMS	By:	/s/ G. WILLIAMS
Name:	G. Williams	Name:	G. Williams
Title:	Senior Director	Title:	Senior Director

SIGNATURES CONTINUED
CLEAN ENERGY FINANCE, LLC		INLAND KENWORTH, INC.
Its Managing Member
By:	/s/ RICHARD WHEELER	By:	/s/ LES ZIEGLER
Name:	Richard Wheeler	Name:	Les Ziegler
Title:	CFO	Title:	CFO

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  Exhibit 10.38
FIRST AMENDMENT TO AGREEMENT REGARDING ACQUISITION, CONVERSION AND SALE OF VEHICLES
RECITALS
AGREEMENT
SIGNATURES